Exhibit 99.1

NEWS RELEASE

Williams Industrial Services Group Inc. ♦ 200 Ashford Center North, Suite 425 ♦ Atlanta, GA 30338

FOR IMMEDIATE RELEASE

Williams Reports Fourth Quarter 2021 Financial Results

Outlook Improving as Company Moves Forward; Guidance Unchanged

ATLANTA, GA, March 16, 2022 – Williams Industrial Services Group Inc. (NYSE American: WLMS) (“Williams” or the “Company”), an energy and industrial infrastructure services company, today reported its financial results for the fiscal fourth quarter ended December 31, 2021.

Recent Highlights

●	Williams posted revenue of $79.2 million in the fourth quarter of 2021 compared with $64.1 million in the prior-year period
●	The Company reported net income from continuing operations of $0.8 million, or $0.03 per diluted share, in the fourth quarter of 2021 compared with a net loss from continuing operations of $0.7 million, or $(0.03) per diluted share, in the prior-year period; the 2020 fourth quarter included a $1.5 million pre-tax charge for extinguishment of debt related to the Company’s refinancing
●	Adjusted EBITDA[1] was $3.6 million for the fourth quarter of 2021 compared with $4.0 million in the prior-year period
●	For the full year, the Company reported net income from continuing operations of $2.7 million, or $0.10 per diluted share, and Adjusted EBITDA[1] of $12.7 million compared with net income from continuing operations of $2.0 million, or $0.08 per share, and Adjusted EBITDA[1] of $14.7 million in 2020
●	As of December 31, 2021, the Company’s backlog was $631.7 million, compared to $672.5 million as of September 30, 2021, with approximately $188.7 million expected to be converted to revenue over the following twelve months; subsequent to year end, the Company announced that a multi-year contract for nuclear decommissioning at three sites – worth approximately $361 million of backlog through 2029 – had been transferred to a competitor, such that the Company now expects approximately $157.2 million of the backlog to be converted to revenue this year
●	The Company announced its financial guidance for fiscal 2022 on January 28, which remains unchanged

“The Company previously announced certain contract and operating losses that adversely impacted last year’s results and our guidance for 2022,” said Tracy Pagliara, President and CEO of Williams. “With these challenges now behind us, we anticipate improving performance and positive developments for the quarters to come. We continue to have a solid, diverse backlog that underscores our confidence in the Company’s future and are bidding on numerous high-growth opportunities within our end markets.

“We finished the year with revenue of $305 million and are encouraged by the expanding, enduring demand for the services Williams provides. Our commitment to customer satisfaction remains paramount. At the same time, we are also aggressively driving new business development and enhanced operational execution as the means to deliver increased margins, higher cash flow and a more effective organization. We believe the Company is well positioned for a return to stable, attractive results, which

1See NOTE 1 — Non-GAAP Financial Measures in the attached tables for important disclosures regarding Williams’ use of Adjusted EBITDA, as well as a reconciliation of income (loss) from continuing operations to Adjusted EBITDA.

Williams Industrial Services Group

March 16, 2022

our investors have come to expect.”

Fourth Quarter 2021 Financial Results Compared to Fourth Quarter 2020

Revenue in the fourth quarter of 2021 was $79.2 million compared with $64.1 million in the fourth quarter of 2020, largely reflecting higher nuclear maintenance and decommissioning work. Gross profit was $9.2 million, or 11.6% of revenue, compared with $9.1 million, or 14.2% of revenue, in the prior-year period, with the lower margin primarily due to changes in project mix.

Operating expenses were $6.8 million compared with $6.5 million in the fourth quarter of 2020, primarily reflecting slightly higher selling, general, and administrative (SG&A) expense. The Company reported operating income of $2.4 million versus $2.6 million in the prior-year period. Interest expense was $1.3 million in the fourth quarter of 2021 versus $1.4 million in 2020, as a result of the Company’s refinancing completed in the fourth quarter of 2020.

The Company reported net income from continuing operations of $0.8 million, or $0.03 per diluted share, in the fourth quarter of 2021 compared with a net loss from continuing operations of $0.7 million, or $(0.03) per diluted share, in the prior-year period. The 2020 fourth quarter included a $1.5 million pre-tax charge for extinguishment of debt related to the aforementioned refinancing completed during the period.

Balance Sheet

The Company’s total liquidity (the sum of unrestricted cash and availability under the Company’s revolving credit facility) was $27.7 million as of December 31, 2021, versus $21.7 million at the end of the third quarter of 2021. As of December 31, 2021, the Company had $2.5 million of unrestricted cash and cash equivalents, $0.5 million of restricted cash, and $32.1 million of bank debt compared with $8.7 million of unrestricted cash and cash equivalents, $0.5 million of restricted cash, and $32.1 million of bank debt as of December 31, 2020.

Backlog

Total backlog as of December 31, 2021 was $631.7 million compared with $672.5 million on September 30, 2021. During the fourth quarter of 2021, the Company recognized revenue of $79.2 million, booked new awards of $36.8 million, and saw net adjustments and cancellations of $1.7 million, reflecting work scope expansion.

	Three Months Ended December 31, 2021	Year Ended December 31, 2021
Backlog - beginning of period	$672,506	$443,850
New awards	36,776	413,004
Adjustments and cancellations, net	1,584	79,785
Revenue recognized	(79,173)	(304,946)
Backlog - end of period	$631,693	$631,693

In January, the Company announced that it failed to renew a key Canada nuclear contract and that several projects for nuclear decommissioning – worth approximately $361 million of backlog through 2029 – had been transferred to a competitor. With the loss of such business, Williams now estimates that approximately $157.2 million of its adjusted year-end backlog will be converted to revenue within 2022. This compares with $207.4 million of backlog ($157.8 million excluding the aforementioned contracts) as of September 30, 2021 that the Company anticipated would be converted to revenue over the succeeding twelve-month period.

	Three Months Ended December 31, 2021	Year Ended December 31, 2021
Backlog - beginning of period	$672,506	$443,850
New awards	36,776	413,004
Adjustments and cancellations, net	(359,385)	(281,184)
Revenue recognized	(79,173)	(304,946)
Backlog - end of period	$270,724	$270,724

Williams Industrial Services Group

March 16, 2022

Outlook

The Company provided guidance on January 28, 2022 for the current fiscal year, which remains unchanged.

2022 Guidance
Revenue:	$305 million to $325 million
Gross margin:	10.5% to 11.0%
SG&A:	8.75% to 9.25% of revenue (8.25% to 8.75% excluding investments in upgrading systems)
Adjusted EBITDA*:	$10.0 million to $12.5 million

*See Note 1 — Non-GAAP Financial Measures for information regarding the use of Adjusted EBITDA and forward-looking non-GAAP financial measures.

Webcast and Teleconference

The Company will host a conference call tomorrow, March 17, 2022, at 10:00 a.m. Eastern time. A webcast of the call and an accompanying slide presentation will be available at www.wisgrp.com. To access the conference call by telephone, listeners should dial 201-493-6780.

An audio replay of the call will be available later that day by dialing 412-317-6671 and entering conference ID number 13727028; alternatively, a webcast replay can be found at http://ir.wisgrp.com/, where a transcript will be posted once available.

About Williams

Williams Industrial Services Group has been safely helping plant owners and operators enhance asset value for more than 50 years. The Company is a leading provider of infrastructure related services to blue-chip customers in energy and industrial end markets, including a broad range of construction maintenance, modification, and support services. Williams’ mission is to be the preferred provider of construction, maintenance, and specialty services through commitment to superior safety performance, focus on innovation, and dedication to delivering unsurpassed value to its customers.

Additional information about Williams can be found on its website: www.wisgrp.com.

Forward-looking Statement Disclaimer

This press release contains “forward-looking statements” within the meaning of the term set forth in the Private Securities Litigation Reform Act of 1995. The forward-looking statements include statements or expectations regarding the Company’s ability to perform in accordance with guidance, build and diversify its backlog and convert backlog to revenue, realize opportunities, including receiving contract awards on outstanding bids and successfully pursuing future opportunities, benefit from potential growth in the Company’s end markets, including from increased infrastructure spending by the U.S. federal government, and successfully achieve its growth, strategic and business development initiatives, including decreasing the Company’s outstanding indebtedness, future demand for the Company’s services, and expectations regarding future revenues, cash flow, and other related matters. These statements reflect the Company’s current views of future events and financial performance and are subject to a number of risks and uncertainties, including the Company’s level of indebtedness and ability to make payments on, and satisfy the financial and other covenants contained in, its debt facilities, as well as its ability to engage in certain transactions and activities due to limitations and covenants contained in such facilities; its ability to generate sufficient cash resources to continue funding operations, including investments in working capital required to support growth-related commitments that it makes to customers, and the possibility that it may be unable to obtain any additional funding as needed or incur losses from operations in the future; exposure to market risks from changes in interest rates; the Company’s ability to obtain adequate surety bonding and letters of credit; the Company’s ability to attract and retain qualified personnel, skilled workers, and key officers, including the potential impact of any applicable COVID-19 vaccination mandate on the Company’s ability to recruit and retain employees; failure to successfully implement or realize its business strategies, plans and objectives of management, and liquidity, operating and growth initiatives and opportunities, including any expansion into international markets and its ability to identify potential candidates for, and consummate, acquisition, disposition, or investment transactions; the loss of one or more of its significant customers; its competitive position; market outlook and trends in the Company’s industry, including the possibility of reduced investment in, or increased regulation of, nuclear power plants, declines in public infrastructure construction, and reductions in government funding; costs exceeding estimates the Company uses to set fixed-price contracts; harm to the Company’s reputation or profitability due to, among other things, internal operational issues, poor subcontractor performances or subcontractor insolvency; potential insolvency or financial distress of third parties, including customers and suppliers; the Company’s contract backlog and related amounts to be recognized as revenue; its ability to maintain its safety record, the risks of potential liability and adequacy of insurance; adverse changes in the Company’s relationships with suppliers, vendors, and subcontractors, including increases in cost, disruption of supply or shortage of labor, freight, equipment or supplies, including as a result of the COVID-19 pandemic; compliance with environmental, health, safety and other related laws and regulations, including those related to climate change; limitations or modifications to indemnification regulations of the U.S.; the Company’s expected financial condition, future cash flows, results of operations and future capital and other expenditures; the impact of general economic conditions including the ongoing economic disruption and any recession resulting from the COVID-19 pandemic; the impact of the COVID-19 pandemic on the Company’s business, results of operations, financial condition, and cash flows, including global supply chain disruptions and the potential for additional COVID-19 cases to occur at the Company’s active or future job sites, which potentially could impact cost and labor availability; information technology vulnerabilities and cyberattacks on the Company’s networks; the Company’s failure to comply with applicable laws and regulations, including, but not limited to, those relating to privacy and anti-bribery; the Company’s ability to successfully implement its new enterprise resource planning (ERP) system; the Company’s participation in multiemployer pension plans; the impact of any disruptions resulting from the expiration of collective bargaining agreements; the impact of natural disasters, which may worsen or increase due to the effects of climate change, and other severe catastrophic events (such as the ongoing COVID-19 pandemic); the impact of corporate citizenship and environmental, social and governance matters; the impact of changes in tax regulations and laws, including future income tax payments and utilization of net operating loss and foreign tax credit carryforwards; volatility of the market price for the Company’s common stock; the Company’s ability to maintain its stock exchange listing; the effects of anti-takeover provisions in the Company’s organizational documents and Delaware law; the impact of future offerings or sales of the Company’s common stock on the market price of such stock; expected outcomes of legal or regulatory proceedings and their anticipated effects on the Company’s results of operations; and any other statements regarding future growth, future cash needs, future operations, business plans and future financial results.

Williams Industrial Services Group

March 16, 2022

Other important factors that may cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s filings with the U.S. Securities and Exchange Commission, including the section of the Annual Report on Form 10-K for its 2021 fiscal year titled “Risk Factors.” Any forward-looking statement speaks only as of the date of this press release. Except as may be required by applicable law, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, and you are cautioned not to rely upon them unduly.

Investor Contact:

Chris Witty

Darrow Associates

646-345-0998

cwitty@darrowir.com

Financial Tables Follow

Williams Industrial Services Group

March 16, 2022

WILLIAMS INDUSTRIAL SERVICES GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
($ in thousands, except share and per share amounts)	2021	2020	2021	2020
Revenue	$79,173	$64,115	$304,946	$269,051
Cost of revenue	69,959	55,021	273,520	235,035

Gross profit	9,214	9,094	31,426	34,016
Gross margin	11.6%	14.2%	10.3%	12.6%

Selling and marketing expenses	241	168	950	569
General and administrative expenses	6,478	6,308	23,409	23,721
Depreciation and amortization expense	53	43	190	187
Total operating expenses	6,772	6,519	24,549	24,477

Operating income	2,442	2,575	6,877	9,539
Operating margin	3.1%	4.0%	2.3%	3.5%

Interest expense, net	1,268	1,443	5,001	6,083
Loss on extinguishment of debt	—	1,455	—	1,455
Other income, net	(208)	(430)	(1,619)	(1,367)
Total other expenses, net	1,060	2,468	3,382	6,171

Income (loss) from continuing operations before income tax expense	1,382	107	3,495	3,368
Income tax expense	537	820	793	1,385
Income (loss) from continuing operations	845	(713)	2,702	1,983

Loss from discontinued operations before income tax expense (benefit)	42	(183)	172	(405)
Income tax expense	72	96	131	40
Income (loss) from discontinued operations	(30)	(279)	41	(445)

Net income (loss)	$815	$(992)	$2,743	$1,538

Basic earnings (loss) per common share
Income (loss) from continuing operations	$0.03	$(0.03)	$0.11	$0.08
Income (loss) from discontinued operations	—	(0.01)	—	(0.02)
Basic earnings (loss) per common share	$0.03	$(0.04)	$0.11	$0.06

Diluted earnings (loss) per common share
Income (loss) from continuing operations	$0.03	$(0.03)	$0.10	$0.08
Income (loss) from discontinued operations	—	(0.01)	—	(0.02)
Diluted earnings (loss) per common share	$0.03	$(0.04)	$0.10	$0.06

Weighted average common shares outstanding (basic)	25,699,545	24,689,337	25,506,748	23,676,458
Weighted average common shares outstanding (diluted)	26,404,060	24,689,337	26,137,644	24,217,997

Williams Industrial Services Group

March 16, 2022

WILLIAMS INDUSTRIAL SERVICES GROUP INC. AND SUBSIDIARIES

REVENUE BRIDGE ANALYSIS*

Fourth Quarter 2021 Revenue Bridge

(in millions)	$ Change
Fourth quarter 2020 revenue	$64.1
Plant Vogtle Units 3 and 4	(3.8)
Canada	(1.5)
Decommissioning	6.8
Nuclear Maintenance	7.0
Water/Wastewater	3.7
Project mix	2.9
Total change	15.1
Fourth quarter 2021 revenue	$79.2

*Numbers may not sum due to rounding

Williams Industrial Services Group

March 16, 2022

WILLIAMS INDUSTRIAL SERVICES GROUP INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	December 31,
($ in thousands, except share and per share amounts)	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$2,482	$8,716
Restricted cash	468	468
Accounts receivable, net of allowance of $427 and $351, respectively	35,204	27,549
Contract assets	12,683	7,969
Other current assets	11,049	6,457
Total current assets	61,886	51,159

Property, plant and equipment, net	653	309
Goodwill	35,400	35,400
Intangible assets, net	12,500	12,500
Other long-term assets	5,712	5,712
Total assets	$116,151	$105,080

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$12,168	$6,210
Accrued compensation and benefits	12,388	15,800
Contract liabilities	3,412	2,529
Short-term borrowings	676	352
Current portion of long-term debt	1,050	1,050
Other current liabilities	11,017	7,170
Current liabilities of discontinued operations	316	342
Total current liabilities	41,027	33,453
Long-term debt, net	30,328	30,728
Deferred tax liabilities	2,442	2,440
Other long-term liabilities	1,647	2,098
Long-term liabilities of discontinued operations	4,250	4,466
Total liabilities	$79,694	$73,185
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, 170,000,000 shares authorized and 26,408,789 and 25,926,333 shares issued, respectively, and 25,939,621 and 25,336,442 shares outstanding, respectively	$261	$256
Paid-in capital	92,227	90,292
Accumulated other comprehensive income (loss)	(95)	28
Accumulated deficit	(55,930)	(58,673)
Treasury stock, at par (469,168 and 589,891 common shares, respectively)	(6)	(8)
Total stockholders’ equity	36,457	31,895
Total liabilities and stockholders’ equity	$116,151	$105,080

Williams Industrial Services Group

March 16, 2022

WILLIAMS INDUSTRIAL SERVICES GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Year Ended December 31,
(in thousands)	2021	2020
Operating activities:
Net income	$2,743	$1,538
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Net (income) loss from discontinued operations	(41)	445
Deferred income tax provision	2	242
Depreciation and amortization on property, plant and equipment	190	187
Amortization of deferred financing costs	831	1,536
Amortization of debt discount	200	—
Gain on disposals of property, plant and equipment	—	(104)
Debt extinguishment expenses	—	1,211
Bad debt expense	77	(351)
Stock-based compensation	3,045	2,546
Changes in operating assets and liabilities, net of businesses acquired and sold:
Accounts receivable	(7,826)	11,107
Contract assets	(4,700)	(699)
Other current assets	(4,682)	(3,903)
Other assets	(337)	3,972
Accounts payable	5,860	(10,438)
Accrued and other liabilities	(538)	4,532
Contract liabilities	879	(176)
Net cash provided by (used in) operating activities, continuing operations	(4,297)	11,645
Net cash used in operating activities, discontinued operations	(200)	(464)
Net cash provided by (used in) operating activities	$(4,497)	$11,181
Investing activities:
Purchase of property, plant and equipment	(538)	(117)
Net cash used in investing activities	$(538)	$(117)
Financing activities:
Repurchase of stock-based awards for payment of statutory taxes due on stock-based compensation	$(554)	$(227)
Proceeds from issuance of common stock	—	6,489
Debt issuance costs	—	(4,200)
Debt refinancing costs and original issue discount	—	(2,003)
Proceeds from short-term borrowings	289,379	262,695
Repayments of short-term borrowings	(289,055)	(273,192)
Proceeds from long-term debt	—	35,000
Repayments of long-term debt	(1,050)	(34,388)
Net cash used in financing activities	(1,280)	(9,826)
Effect of exchange rate change on cash	81	128
Net change in cash, cash equivalents and restricted cash	(6,234)	1,366
Cash, cash equivalents and restricted cash, beginning of period	9,184	7,818
Cash, cash equivalents and restricted cash, end of period	$2,950	$9,184

Supplemental Disclosures:
Cash paid for interest	$3,674	$4,316
Noncash fee related to revolving debt facility	$—	$150
Cash paid for income taxes, net of refunds	$2,128	$—

Williams Industrial Services Group

March 16, 2022

WILLIAMS INDUSTRIAL SERVICES GROUP INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURE (UNAUDITED)

This press release contains financial measures not derived in accordance with accounting principles generally accepted in the United States (“GAAP”). A reconciliation to the most comparable GAAP measure is provided below.

ADJUSTED EBITDA - CONTINUING OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2021	2020	2021	2020
Income from continuing operations	$845	$(713)	$2,702	$1,983
Add back:
Interest expense, net	1,268	1,443	5,001	6,083
Income tax expense	537	820	793	1,385
Depreciation and amortization expense	53	43	190	187
Stock-based compensation	466	801	3,045	2,503
Severance costs	358	—	523	421
Franchise taxes	80	64	264	267
Consulting expenses-remediation	—	(69)	—	194
Settlement expenses	—	314	—	443
Loss on extinguishment of debt	—	1,455	—	1,455
Foreign currency gain	(56)	(162)	(206)	(186)
ROU Asset Impairment	—	—	423	—
Adjusted EBITDA - continuing operations	$3,551	$3,996	$12,735	$14,734

NOTE 1 — Non-GAAP Financial Measures

Adjusted EBITDA-Continuing Operations

Adjusted EBITDA is not calculated through the application of GAAP and is not the required form of disclosure by the U.S. Securities and Exchange Commission. Adjusted EBITDA is the sum of the Company’s income (loss) from continuing operations before interest expense, net, and income tax (benefit) expense and unusual gains or charges. It also excludes non-cash charges such as depreciation and amortization. The Company’s management believes adjusted EBITDA is an important measure of operating performance because it allows management, investors and others to evaluate and compare the performance of its core operations from period to period by removing the impact of the capital structure (interest), tangible and intangible asset base (depreciation and amortization), taxes and unusual gains or charges (stock-based compensation, severance costs, other professional fees, franchise taxes, foreign currency (gain) loss, settlement expenses and ROU asset impairment), which are not always commensurate with the reporting period in which such items are included. Williams’ credit facilities also contain ratios based on EBITDA. Adjusted EBITDA should not be considered an alternative to net income or income from continuing operations or as a better measure of liquidity than net cash flows from operating activities, as determined by GAAP, and, therefore, should not be used in isolation from, but in conjunction with, the GAAP measures. The use of any non-GAAP measure may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.

Note Regarding Forward-Looking Non-GAAP Financial Measures

The Company does not provide a reconciliation of forward-looking non-GAAP financial measures to their comparable GAAP financial measures because it could not do so without unreasonable effort due to the unavailability of the information needed to calculate reconciling items and due to the variability, complexity and limited visibility of the adjusting items that would be excluded from the non-GAAP financial measures in future periods. When planning, forecasting and analyzing future periods, the Company does so primarily on a non-GAAP basis without preparing a GAAP analysis.